Exhibit 99.1

1114 Avenue of the Americas New York , NY 10036 T 212 .930 .9400 E investors@safeholdinc.com Press Release Safehold Reports Second Quarter 20 26 Results NEW YORK, July 30 , 20 26 Safehold Inc. ( NYSE: SAFE) reported results for the second quarter 20 26. SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investor s” section. Highlights from the earnings announcement include: ⎯ Q2‘26 revenue was $11 4.6 million ⎯ Q2‘26 net income attributable to common shareholders was $30.2 million ⎯ Q2‘26 earnings per share was $0. 42 ⎯ Closed $ 150 million of new ground lease originations 1 ⎯ Formed $348 million joint venture with Brookfield on a portfolio of ground leases ⎯ Closed $225 million private placement of structured senior unsecured notes due 2056 ⎯ Estimated Unrealized Capital Appreciation increased to $9. 8 billion 2 “Safehold delivered a strong second quarter , increasing origination volume , growing UCA and adding investment capacity through two bespoke capital raises ,” said Jay Sugarman, Chairman and Chief Executive Officer. “Our pipeline remains active and w e are well -positioned to pursue opportunities that best serve our customers and shareholders .” The Company will host an earnings conference call reviewing this presentation beginning at 5:00 p.m. ET on Thursday , July 30 , 202 6. This conference call will be broadcast live and can be accessed 1 Includes Safehold’s $ 81 m forward commitments for the Ground Leases new originations in Q 2’26 that have not yet been funded (such funding commitments are subject to certain conditions). There can be no assurances that Safehold will fully fund these transa ctions. 2 For more information on UCA, including additional limitations and qualifications, please refer to our Current Report on Form 8-K filed with the SEC on July 30, 2026, and the “Risk Factors” section of our Annual Report on Form 10 -K for the year ended December 31, 2025, filed with the SEC on February 12, 2026.

1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 E investors@safeholdinc.com by all interested parties through Safehold 's website and by using the dial in information listed below: Dial -In: 888 .506 .0062 International: 973.528.001 1 Access Code: 458797 A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial -in from 8:00 p.m. ET on July 30 , 2026, through 1 2:00 a.m. ET on August 13, 2026, by calling: Replay: 877.481.4010 International: 919.882.2331 Access Code: 54312    About Safehold: Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help ow ners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed -use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, g rowing income and long -term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com . Company Contact: Pearse Hoffmann Senior Vice President Head of Corporate Finance T 212.930.9400 E investors@safeholdinc.com